Exhibit 10.6

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

Insurer:	Alexander Hamilton Life Insurance Company
Security Life of Denver

Policy Number:	AH5061751
001078872

Bank:	St. Tammany Homestead Savings &
Loan Association

Insured:	William David Crumhorn

Relationship of Insured to Bank:	Executive

The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:

I.	DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:

A.	Should the Insured be employed by the Bank and die on or before the 12th day of July, 2001, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to one hundred percent (100%) of the net at risk insurance portion of the proceeds; The net at risk insurance portion is the total proceeds less the cash value of the policy.

B.	Should the Insured be employed by the Bank and die subsequent to the 12th day of July, 2001, the Insured’s beneficiary(ies), designated in accordance with Paragraph Ill, shall be entitled to an amount equal to eighty percent (80%) of the net at risk insurance portion of the proceeds. The net at risk insurance portion is the total proceeds less the cash value of the policy.

C.	Should the Insured not be employed by the Bank at the time of his or her death and die on or before the 12th day of July, 2001, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to the percentage as set forth hereinbelow of the proceeds described in Subparagraph VI (A) above that corresponds to the number of full years the Insured has been employed by the Bank since the Effective Date of this Agreement. Should the Insured not be employed by the Bank at the time of his or her death and die subsequent to the 12th day of July, 2001, the Insured’s beneficiary(ies) shall be entitled to the following percentage of the proceeds described in Subparagraph VI (B) hereinabove:

Total Years
of Employment
with the Bank	Vested (to a maximum of 100%)

0-4	0%
5 or more	100%

D.	The Bank shall be entitled to the remainder of such proceeds.

E.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

VII.	DIVISION OF THCASH SURRENDER VALUE OF THE POLICY

The Bank shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals

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previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

VIII.	RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

IX.	TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

1.	The Insured shall leave the employment of the Bank (voluntarily or involuntarily) prior to five (5) full years of employment with the Bank from the Effective Date of this agreement, or

2.	The Insured shall be discharged from employment with the Bank for cause. The term for “cause” shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit.

3.	Surrender, lapse, or other termination of the Policy by the Bank

Upon such termination, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

1.	The Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

2.	The amount of the premiums which have been paid by the Bank prior to the date of such assignment.

If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate, and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

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X.	INSURED’S QR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject policy nor any rights, options, privileges or duties created under this Agreement.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

XII.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):

A.	Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Endorsement Method Split Dollar Agreement shall be St. Tammany Homestead Savings & Loan Association until resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement. ·

D.	Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting The Benefit Marketing Group, Inc. (770-952-1529). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

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In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XIII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

XV.	MUTUAL TO STOCK CONVERSION OR CHANGE OF CONTROL

Mutual to Stock Conversion shall mean the conversion of the Bank from a mutual savings and loan association to an entity which issues stock and is owned by its shareholders. Such Mutual to Stock Conversion shall be deemed to be a Change of Control for purposes of this Agreement. For the purposes of this Agreement, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control. Upon a Mutual to Stock Conversion or a Change of Control, if the Insured’s employment is subsequently terminated, except for cause, then the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement and, therefore, upon the death of the Insured, the Insured’s beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided herein as if the Insured had died while employed by the Bank [See Subparagraphs VI (A) & (B)].

XVI.	AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVII.	EFFECTIVE DATE

The Effective Date of this Agreement shall be July 12, 1999.

XVIII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be over broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

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XIX.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of Louisiana.

Executed at Covington, Louisiana this 19th day of November, 1999.

ST. TAMMANY HOMESTEAD SAVINGS & LOAN ASSOCIATION
Covington, Louisiana

/s/ Christina Easen-Finnen	By:	/s/ William G. Silversten, Treasurer
Witness		Title:

/s/ Dana Whitaker	/s/ W. David Crumhorn
Witness	William David Crumhorn

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FIRST AMENDMENT TO THE

LIFE INSURANCE ENDORSEMENT METHOD

SPLIT DOLLAR PLAN AGREEMENT EFFECTIVE JULY 12, 1999

THIS AMENDMENT, made and entered into this 2nd day of February, 2007, by and between St. Tammany Homestead Savings & Loan Association, a savings and loan association organized and existing under the laws of the State of Louisiana, hereinafter referred to as the “Bank”, and William D. Crumhorn, a Key Employee and Executive of the Bank, hereinafter referred to as the “Executive”, shall effectively amend the Life Insurance Endorsement Method Split Dollar Plan Agreement effective July 12, 1999 as follows:

1)	Life Insurance Endorsement Method Split Dollar Plan Agreement, The Security Life of Denver “Insurer” and “Policy Number” shall be deleted from page one (1) and replaced with the following:

Insurer:	Security Life of Denver

Policy Number:	1574066

This Amendment shall be effective the 12th day of July, 2005.

To the extent that any paragraph, term, or provision of the Life Insurance Endorsement Method Split Dollar Plan Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

ST. TAMMANY HOMESTEAD SAVINGS & LOAN ASSOCIATION
Covington, Louisiana

/s/ Alvin L. Ross, III	By:	/s/ Dana Whitaker, AVP
Witness		Title:

/s/ Erin Hughes	/s/ W. David Crumhorn
Witness	William David Crumhorn